                                                                    EXHIBIT 4(b)


================================================================================





                        AGREEMENT OF LIMITED PARTNERSHIP

                                      OF

                         ENRON CAPITAL RESOURCES, L.P





================================================================================

                        AGREEMENT OF LIMITED PARTNERSHIP
                                       OF
                         ENRON CAPITAL RESOURCES, L.P.


                               TABLE OF CONTENTS


                                   ARTICLE I
                                  DEFINITIONS

         1.01    CERTAIN DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 ``Act''  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 ``Affiliate''  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 ``Agreement''  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 ``Bankrupt Partner'' . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 ``Business Day'' . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   1
                 ``Capital Contribution'' . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 ``Cause''  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 ``Certificate''  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 ``Code'' . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 ``Company''  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 ``Dispose,'' ``Disposing,'' or ``Disposition'' . . . . . . . . . . . . . . . . . . . . . .   2
                 ``Enron''  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 ``Entity'' . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 ``Event of Withdrawal''  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 ``General Interest Rate''  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 ``General Partner''  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 ``Limited Partner''  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 ``Organizational Limited Partner'' . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 ``Partner''  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   2
                 ``Partnership Interest'' . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 ``Person'' . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 ``Preferred Share Certificate''  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 ``Preferred Shareholder''  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 ``Preferred Shares'' . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 ``Record Holder''  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 ``Sharing Ratio''  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 ``Transfer Agent'' . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
                 ``Withdrawal Opinion of Counsel''  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.02    OTHER DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3
         1.03    REFERENCES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   3

                                  ARTICLE II
                                 ORGANIZATION

         2.01    FORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         2.02    NAME . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         2.03    REGISTERED OFFICE; REGISTERED AGENT; OTHER OFFICES . . . . . . . . . . . . . . . . . . .    4
         2.04    PURPOSES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         2.05    CERTIFICATE; FOREIGN QUALIFICATION . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         2.06    TERM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         2.07    MERGER OR CONSOLIDATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5

                                  ARTICLE III
                     ISSUANCE AND DISPOSITION OF INTERESTS

         3.01    INITIAL PARTNERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         3.02    REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         3.03    ADDITIONAL PARTNERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         3.04    ISSUANCES OF PREFERRED SHARES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         3.05    NO PREEMPTIVE RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         3.06    REGISTRATION, REGISTRATION OF TRANSFER AND EXCHANGE  . . . . . . . . . . . . . . . . . .    6

                                  ARTICLE IV
                             CAPITAL CONTRIBUTIONS

         4.01    CAPITAL CONTRIBUTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         4.03    RETURN OF CONTRIBUTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         4.04    ADVANCES BY PARTNERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         4.05    CAPITAL ACCOUNTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7

                                   ARTICLE V
                         ALLOCATIONS AND DISTRIBUTIONS

         5.01    ALLOCATIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         5.02    DISTRIBUTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8

                                  ARTICLE VI
                           MANAGEMENT AND OPERATION

         6.01    MANAGEMENT OF COMPANY AFFAIRS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         6.02    COMPENSATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         6.03    STANDARDS AND CONFLICTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         6.04    INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         6.05    POWER OF ATTORNEY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10

                                  ARTICLE VII
                           RIGHTS OF OTHER PARTNERS

         7.01    INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         7.02    WITHDRAWAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         7.03    CONSENTS AND APPROVALS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         7.04    MEETINGS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

                                 ARTICLE VIII
                                     TAXES

         8.01    TAX RETURNS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         8.02    TAX ELECTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         8.03    TAX MATTERS PARTNER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

                                  ARTICLE IX
                   BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

         9.01    MAINTENANCE OF BOOKS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         9.02    REPORTS AND OTHER INFORMATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         9.03    ACCOUNTING PRINCIPLES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         9.04    ACCOUNTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12

                                   ARTICLE X
                            WITHDRAWAL AND REMOVAL

         10.01   WITHDRAWAL . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   12
         10.02   REMOVAL OF GENERAL PARTNER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         10.03   INTEREST OF DEPARTING PARTNER AND SUCCESSOR GENERAL PARTNER  . . . . . . . . . . . . .   14

                                  ARTICLE XI
                   DISSOLUTION, LIQUIDATION AND TERMINATION

         11.01   DISSOLUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         11.02   LIQUIDATION AND TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   16
         11.03   CANCELLATION OF CERTIFICATE  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

                                  ARTICLE XII
                              GENERAL PROVISIONS

         12.01   OFFSET . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         12.02   NOTICES  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17
         12.03   ENTIRE AGREEMENT; SUPERSEDURE  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

         12.04   EFFECT OF WAIVER OR CONSENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         12.05   AMENDMENT OR MODIFICATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         12.06   BINDING EFFECT; NO THIRD-PARTY BENEFICIARIES . . . . . . . . . . . . . . . . . . . .   18
         12.07   GOVERNING LAW; SEVERABILITY  . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         12.08   FURTHER ASSURANCES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         12.09   WAIVER OF CERTAIN RIGHTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         12.10   COUNTERPARTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18

                       AGREEMENT OF LIMITED PARTNERSHIP
                                      OF
                         ENRON CAPITAL RESOURCES, L.P.


         This AGREEMENT OF LIMITED PARTNERSHIP OF ENRON CAPITAL RESOURCES, L.P. (this ``Agreement'') is made and entered into as of May 25, 1994, by and among Enron Corp., a Delaware corporation (``Enron''), as the General Partner, and Organizational Partner, Inc., a Delaware corporation, as the Organizational Limited Partner, together with any other Persons who become Partners (as defined below) in the Company or parties hereto as provided herein.

         FOR AND IN CONSIDERATION OF the mutual covenants, rights and obligations set forth in this Agreement, the benefits to be derived therefrom and other good and valuable consideration, the receipt and the sufficiency of which each Partner acknowledges and confesses, the Partners agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

         1.01 CERTAIN DEFINITIONS. As used in this Agreement, the following terms have the following meanings:

                 ``Act'' means the Delaware Revised Uniform Limited Partnership Act and any successor statute, as amended from time to time.

                 ``Affiliate'' means, with respect to any Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term ``control'' includes (a) with respect to any corporation or other Entity having voting shares or the equivalent and elected directors, managers or Persons performing similar functions, the ownership or power to vote, directly or indirectly, shares or the equivalent representing 50% or more of the power to vote in the election of directors, managers or Persons performing similar functions, (b) ownership of 50% or more of the equity or beneficial interest in any other Entity and (c) the ability to direct the business and affairs of any Entity by acting as a general partner, manager or otherwise.

                 ``Agreement'' has the meaning given that term in the introductory paragraph hereof.

                 ``Bankrupt Partner'' means any Partner (whether a General Partner or a Limited Partner) with respect to which an event of the type described in section 17-402(a)(4) or (5) of the Act has occurred, subject to the lapsing of any period of time therein specified.

                 ``Business Day'' means any day other than a Saturday, a Sunday or a holiday on which banks in the State of Texas generally are closed.

                 ``Capital Contribution'' means any contribution by a Partner to the capital of the

         Company.

                 ``Cause'' means a court of competent jurisdiction has entered a final, non-appealable judgment finding the General Partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as general partner of the Company.

                 ``Certificate'' means the certificate of limited partnership of the Company, as amended or restated from time to time.

                 ``Code'' means the Internal Revenue Code of 1986 and any successor statute, as amended from time to time.

                 ``Company'' has the meaning given that term in Section 2.01.

                 ``Dispose,'' ``Disposing,'' or ``Disposition'' means a sale, assignment, transfer, exchange, mortgage, pledge, grant of a security interest or other disposition or encumbrance or the acts thereof.

                 ``Enron'' means Enron Corp., a Delaware corporation.

                 ``Entity'' means a corporation, limited liability company, partnership, limited partnership, venture, trust, estate, governmental entity or other entity.

                 ``Event of Withdrawal'' has the meaning given that term in
         Section 10.01.

                 ``General Interest Rate'' means a rate per annum equal to the lesser of (a) a varying rate per annum that is equal to the interest rate publicly quoted by The Chase Manhattan Bank, N.A. from time to time as its prime commercial or similar reference interest rate, with adjustments in that varying rate to be made on the same date as any change in that rate and (b) the maximum rate permitted by applicable law.

                 ``General Partner'' means Enron or any Person hereafter admitted to the Company as a general partner as provided in this Agreement, but does not include any Person who has ceased to be a general partner in the Company.

                 ``Limited Partner'' means the Organizational Limited Partner or any Person hereafter admitted to the Company as a limited partner as provided in this Agreement, but does not include any Person who has ceased to be a limited partner in the Company.

                 ``Organizational Limited Partner'' means Organizational Partner, Inc., a Delaware corporation, in its capacity as the organizational limited partner of the Company pursuant to this Agreement.

                 ``Partner'' means any General Partner or Limited Partner.

                 ``Partnership Interest'' means the interest of a Partner in the Company, including, without limitation, rights to distributions (liquidating or otherwise), allocations and information and to consent or approve.

                 ``Person'' has the meaning given that term in section 17-101(12) of the Act.

                 ``Preferred Share Certificate'' means a certificate in such form as may be adopted by the General Partner in its sole discretion, issued by the Company evidencing ownership of one or more Preferred Shares.

                 ``Preferred Shareholder'' means any holder of Preferred Shares.

                 ``Preferred Shares'' means the Partnership Interests of Limited Partners issued pursuant to Section 3.3; provided, that each Preferred Share of any series of Preferred Shares at any time outstanding shall represent the same fractional part of the Partnership Interests of all Limited Partners holding Preferred Shares of such series as each other Preferred Share of such series.

                 ``Record Holder'' means the Person in whose name a Preferred Share is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day.

                 ``Sharing Ratio'' means 99% with respect to Enron and 1% with respect to the Organizational Limited Partner, in each case subject to adjustment on account of Dispositions and issuances of new Partnership Interests as provided in this Agreement.

                 ``Transfer Agent'' means the General Partner or such bank, trust company or other Person (including, without limitation, an Affiliate of the General Partner) as shall be appointed from time to time by the General Partner to act as registrar and transfer agent for the Preferred Shares.

                 ``Withdrawal Opinion of Counsel'' has the meaning given that term in Section 10.01(6).

         1.02 OTHER DEFINITIONS. Other terms defined herein have the meanings so given them.

         1.03 REFERENCES. All references herein to one gender shall include the others and the singular shall include the plural and vice versa as appropriate. All references to an Entity shall be deemed to include its successors and assigns, to the extent succession or assignment is not restricted by this Agreement. Whenever the context requires, the gender of all words used in this Agreement includes the masculine, feminine and neuter. All references to ``Articles'' and ``Sections'' refer to articles and sections of this Agreement.

                                   ARTICLE II
                                  ORGANIZATION

         2.01 FORMATION. Effective with the first proper filing of the Certificate as described in Section 2.05, the Persons executing this Agreement as of the date of this Agreement form a limited partnership (the ``Company'') for the purposes set forth in this Agreement.

         2.02 NAME. The name of the Company is ``Enron Capital Resources, L.P.'' and all Company business must be conducted in that name or such other names that comply with applicable law as the General Partner may select from time to time.

         2.03 REGISTERED OFFICE; REGISTERED AGENT; OTHER OFFICES. The registered office of the Company in the State of Delaware shall be at such place as the General Partner may designate from time to time. The registered agent for service of process on the Company in the State of Delaware or any other jurisdiction shall be such Person or Persons as the General Partner may designate from time to time. The Company may have such other offices as the General Partner may designate from time to time.

         2.04 PURPOSES. The purpose and nature of the business to be conducted by the Company shall be to issue general partner interests and Preferred Shares from time to time in accordance with this Agreement and to lend the net proceeds of the sale thereof to Enron (or any Affiliate of Enron designated by it) and to engage in any other business or activity that now or hereafter may be necessary, incidental, proper, advisable or convenient to accomplish the foregoing purposes and that is not forbidden by the law of the jurisdiction in which the Company engages in that business.

         2.05 CERTIFICATE; FOREIGN QUALIFICATION. Promptly following the execution of this Agreement, the General Partner shall execute and cause to be filed with the Secretary of State of the State of Delaware a Certificate containing information required by the Act and such other information as the General Partner may deem appropriate. Prior to the Company's conducting business in any jurisdiction other than Delaware, the General Partner shall cause the Company to comply, to the extent those matters are reasonably within the control of the General Partner, with all requirements necessary to qualify the Company as a foreign limited partnership (or a partnership in which the Limited Partners have limited liability) in that jurisdiction. At the request of the General Partner, each Partner shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to form, qualify, continue and terminate the Company as a limited partnership under the law of the State of Delaware and to qualify, continue and terminate the Company as a foreign limited partnership (or a partnership in which the Limited Partners have limited liability) in all other jurisdictions in which the Company may conduct business, and to this end the General Partner may use the power of attorney described in Section 6.05.

         2.06 TERM. The Company shall commence on the date the Certificate first is properly filed with the Secretary of State of the State of Delaware and shall continue in existence until its business and affairs are wound up following dissolution automatically at the close of

Company business on December 31, 2084, or such earlier time as this Agreement may specify. The Company may not conduct business until the Certificate has been filed with the Secretary of State of the State of Delaware.

         2.07 MERGER OR CONSOLIDATION. The Company may merge or consolidate with or into another limited partnership or other Entity, or enter into an agreement to do so, only with the consent of the General Partner and the holders of a majority of the voting power of Limited Partners.


                                  ARTICLE III
                     ISSUANCE AND DISPOSITION OF INTERESTS

         3.01 INITIAL PARTNERS. The initial general partner and limited partner of the Company are the Persons executing this Agreement as of the date of this Agreement as general partner and limited partner, respectively, each of which is admitted to the Company as a general partner or a limited partner, as the case may be, effective with the commencement of the Company.

         3.02 REPRESENTATIONS AND WARRANTIES. Each Partner represents and warrants to the Company and each other Partner that (a) if that Partner is a corporation, it is duly organized, validly existing and in good standing under the law of the state of its incorporation and is duly qualified and in good standing as a foreign corporation in the jurisdiction of its principal place of business (if not incorporated therein), (b) if that Partner is a partnership, trust or other entity, it is duly formed, validly existing and (if applicable) in good standing under the law of the state of its formation and if required by law is duly qualified to do business and (if applicable) in good standing in the jurisdiction of its principal place of business (if not formed therein), and the representations and warranties in clause (a) or (b), as applicable, are true and correct with respect to each partner (other than limited partners), trustee or other member thereof, (c) that Partner has full corporate, partnership, trust or other applicable power and authority to enter into this Agreement and to perform its obligations hereunder, and all necessary actions by the board of directors, shareholders, partners, trustees, beneficiaries or other Persons necessary for the due authorization, execution, delivery and performance of this Agreement by that Partner have been duly taken, (d) that Partner has duly executed and delivered this Agreement, and (e) that Partner's authorization, execution, delivery and performance of this Agreement do not conflict with any other agreement or arrangement to which that Partner is a party or by which it is bound.

         3.03 ADDITIONAL PARTNERS. Additional Persons may be admitted to the Company and new Partnership Interests issued to existing or new Partners only with the consent of the General Partner, which consent may be withheld in its sole discretion. To be effective, any such creation of Partnership Interests and admissions must be reflected in an amendment to this Agreement that makes appropriate changes to the Sharing Ratios, the provisions governing distributions and allocations and other provisions affected.

         3.04 ISSUANCES OF PREFERRED SHARES. (a) The General Partner is hereby authorized to cause the Company to issue, in addition to the Partnership Interests issued pursuant to Section 3.01, Preferred Shares, in one or more series, for any Company purpose, at any time or from time to time, for such consideration and on such terms and conditions as shall be established by the General Partner in its sole discretion, all without the approval of any Limited Partners except as otherwise provided in the terms of the Preferred Shares or any series thereof. The General Partner shall have sole discretion, subject to the guidelines set forth in this Section 3.04 and the requirements of the Act, in determining the consideration and terms and conditions with respect to any future issuance of Preferred Shares.

         (b)     Preferred Shares to be issued by the Company pursuant to this
Section 3.04 shall be issuable from time to time in one or more series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including, without limitation, rights, powers and duties senior to existing series of Preferred Shares, all as shall be fixed by the General Partner in the exercise of its sole discretion and reflected in an amendment to this Agreement, subject to Delaware law, including, without limitation, (i) the allocations of items of Company income, gain, loss, deduction and credit to such series of Preferred Shares; (ii) the right of such series of Preferred Shares to share in Company distributions;
(iii) the rights of such series of Preferred Shares upon dissolution and liquidation of the Company; (iv) whether such series of Preferred Shares is redeemable by the Company and, if so, the price at which, and the terms and conditions upon which, such series of Preferred Shares may be redeemed by the Company; (v) whether such series of Preferred Shares is issued with the privilege of conversion and, if so, the rate at which, and the terms and conditions upon which, such series of Preferred Shares may be converted into any other series of Preferred Shares or other property; (vi) the terms and conditions upon which such series of Preferred Shares will be issued, evidenced by certificates and assigned or transferred; and (vii) the right, if any, of such series of Preferred Shares to vote on Company matters, including, without limitation, matters relating to the relative rights, preferences and privileges of such series.

         3.05 NO PREEMPTIVE RIGHTS. Except as provided in this Section 3.05, no Person shall have any preemptive, preferential or other similar right with respect to (a) additional capital contributions; (b) issuance or sale of any class or series of Partnership Interests, whether unissued or hereafter created; (c) issuance of any obligations, evidences of indebtedness or other securities of the Company convertible into or exchangeable for, or carrying or accompanied by any rights to receive, purchase or subscribe to, any such Partnership Interests; (d) issuance of any right of subscription to or right to receive, or any warrant or option for the purchase of, any such Partnership Interests; or (e) issuance or sale of any other securities that may be issued or sold by the Company. The General Partner shall have the right, which it may from time to time assign in whole or in part to any of its Affiliates, to purchase Partnership Interests from the Company whenever, and on the same terms that, the Company issues Partnership Interests to Persons other than the General Partner and its Affiliates, to the extent necessary to maintain the Percentage Interests of the General Partner and its Affiliates equal to that which existed immediately prior to the issuance of such Partnership Interests.

         3.06 REGISTRATION, REGISTRATION OF TRANSFER AND EXCHANGE. (a) The General Partner shall cause to be kept on behalf of the Company a register in which, subject to such reasonable regulations as it may prescribe, the General Partner will provide for the registration and transfer of Preferred Shares. The General Partner is hereby appointed registrar and Transfer Agent for the purpose of registering Preferred Shares and transfers of such Preferred Shares.

                                   ARTICLE IV
                             CAPITAL CONTRIBUTIONS

         4.01 CAPITAL CONTRIBUTIONS. Without creating any rights in favor of any third party, each Partner shall contribute to the Company, in cash, on or before the date specified by the General Partner that Partner's Sharing Ratio of all monies that the General Partner determines should be contributed by the Partners. Except as otherwise provided in this Agreement, a Partner shall not have a right to make any Capital Contributions to the Company.

         4.03 RETURN OF CONTRIBUTIONS. A Partner is not entitled to the return of any part of its Capital Contributions or to be paid interest in respect of either its capital account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Partner. A Partner is not required to contribute or to lend any cash or property to the Company to enable the Company to return any Partner's Capital Contributions.

         4.04 ADVANCES BY PARTNERS. If the Company does not have sufficient cash to pay its obligations, the General Partner, or any other Partner(s) that may agree to do so with the General Partner's consent, may advance all or part of the needed funds to or on behalf of the Company. Payment by the General Partner on account of liability as a matter of law for Company obligations is deemed to be an advance under this Section 4.04. An advance described in this
Section 4.04 constitutes a loan from the Partner to the Company, bears interest at the General Interest Rate from the date of the advance until the date of payment and is not a Capital Contribution.

         4.05 CAPITAL ACCOUNTS. A capital account shall be established and maintained for each Partner in accordance with all applicable provisions of the Code and applicable Treasury regulations.


                                   ARTICLE V
                         ALLOCATIONS AND DISTRIBUTIONS

         5.01 ALLOCATIONS. (a) For tax and accounting purposes, the Company's items of income, gain, loss, deduction and credit shall be allocated among the Partners in each taxable year (or portion thereof) in accordance with their respective Sharing Ratios.

         (b) All items of income, gain, loss, deduction and credit allocable to any Partnership Interest that may have been transferred shall be allocated between the transferor and the transferee based on the portion of the calendar year during which each was recognized as owning that Partnership Interest, without regard to the results of Company operations during any particular portion of that calendar year and without regard to whether cash distributions were made to the transferor or the transferee during that calendar year; provided, however, that this allocation must be made in accordance with a method permissible under section 706 of the Code and the regulations thereunder.

         5.02 DISTRIBUTIONS. From time to time prior to the commencement of liquidation under Section 11.02, the General Partner shall determine in its reasonable judgment to what extent (if any) the Company's cash on hand exceeds its current and anticipated needs. If such an excess exists, the General Partner shall cause the Company to distribute to the Partners, in accordance with their Sharing Ratios, an amount in cash equal to that excess.


                                   ARTICLE VI
                            MANAGEMENT AND OPERATION

         6.01 MANAGEMENT OF COMPANY AFFAIRS. (a) Except for situations in which the approval of other Partners is expressly required by this Agreement or by nonwaivable provisions of applicable law, the General Partner shall have full, complete and exclusive authority to manage and control the business, affairs and properties of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company's business. The General Partner may make all decisions and take all actions for the Company not otherwise provided for in this Agreement, including, without limitation, the following:

                 (i) entering into, making and performing contracts, agreements and other undertakings binding the Company that may be necessary, appropriate or advisable in furtherance of the purposes of the Company and making all decisions and waivers thereunder;

                 (ii) opening and maintaining bank and investment accounts and arrangements, drawing checks and other orders for the payment of money and designating individuals with authority to sign or give instructions with respect to those accounts and arrangements;

                 (iii)    maintaining the assets of the Company in good order;

                 (iv)     collecting sums due the Company;

                 (v) to the extent that funds of the Company are available, paying debts and obligations of the Company;

                 (vi) selecting, removing and changing the authority and responsibility of lawyers, accountants and other advisers and consultants;

                 (vii) determining distributions of Company cash and other property as provided in Section 5.02; and

                 (viii) making all decisions and exercising all rights for the General Partner under other provisions of this Agreement.

         (b) Notwithstanding the provisions of Section 6.01(a), the General Partner may not cause the Company to do any of the following without the consent of the holders of a majority of the voting power of Limited Partners:

                 (i)      engage in any business other than those described in
         Section 2.04; and

                 (ii) merge, consolidate or combine the Company with or into any other Entity.

         (c) No Partner (other than the General Partner) has the authority or power to act for or on behalf of the Company, to do any act that would be binding on the Company or to incur any expenditures on behalf of the Company.

         (d) Any Person dealing with the Company, other than a Partner, may rely on the authority of the General Partner in taking any action in the name of the Company without inquiry into the provisions of this Agreement or compliance herewith, regardless of whether that action actually is taken in accordance with the provisions of this Agreement.

         6.02 COMPENSATION. The General Partner is not entitled to compensation for its services as General Partner.

         6.03 STANDARDS AND CONFLICTS. (a) Except as provided otherwise in this Agreement, the General Partner shall conduct the affairs of the Company in good faith toward the best interests of the Company. The General Partner is liable for errors or omissions in performing its duties with respect to the Company only in the case of bad faith, gross negligence, fraud or breach of the provisions of this Agreement, but not otherwise, IT BEING SPECIFICALLY AGREED THAT THE GENERAL PARTNER IS NOT LIABLE FOR ITS OWN SIMPLE, FULL, PARTIAL OR CONCURRENT NEGLIGENCE. The General Partner shall devote such time and effort to the Company business and operations as is necessary to promote fully the interests of the Company; however, the General Partner need not devote its full time to Company business.

         (b) Subject to the other provisions of this Agreement, the General Partner and each other Partner at any time and from time to time may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company, with no obligation to offer to the Company or any other Partner the right to participate therein.

         (c) The Company may transact business with any Partner or Affiliate of a Partner under any terms or conditions deemed advisable by the General Partner in its sole discretion.

         6.04 INDEMNIFICATION. To the fullest extent permitted by law, the Company shall indemnify the General Partner, its Affiliates and their respective officers, directors, partners, employees and agents (each, an ``Indemnified Person''), on request by the Indemnified Person, and hold each of them harmless from and against all losses, costs, liabilities, damages and expenses (including, without limitation, costs of suit and attorney's fees) any of them may incur as a partner in the Company, in performing the obligations of the General Partner with respect to the Company or in exercising the rights of the General Partner, INCLUDING ANY MATTER ARISING OUT OF OR RESULTING FROM THE INDEMNIFIED PERSON'S OWN SIMPLE, FULL, PARTIAL OR CONCURRENT NEGLIGENCE, except for any such loss, cost, liability, damage or expense primarily attributable to the Indemnified Person's gross negligence, bad faith, fraud or breach of this Agreement.

         6.05 POWER OF ATTORNEY. Each Partner appoints the General Partner (and any liquidator appointed pursuant to Section 11.02) as that Partner's attorney-in-fact for the purpose of executing, swearing to, acknowledging and delivering all certificates, documents and other instruments as may be necessary, appropriate or advisable in the judgment of the General Partner (or the liquidator) in furtherance of the business of the Company or complying with applicable law, including, without limitation, filings of the type described in
Section 2.05. This power of attorney is irrevocable and is coupled with an interest. On request by the General Partner (or the liquidator), a Partner shall confirm its grant of this power of attorney or any use of it by the General Partner (or the liquidator) and shall execute, swear to, acknowledge and deliver any such certificate, document or other instrument.


                                  ARTICLE VII
                            RIGHTS OF OTHER PARTNERS

         7.01 INFORMATION. In addition to the other rights set forth in this Agreement, each Partner is entitled to all information to which that Partner is entitled to have access pursuant to applicable law.

         7.02 WITHDRAWAL. A Limited Partner does not have the right or power to withdraw from the Company as a limited partner, except that the Organizational Limited Partner shall withdraw from the Company as a limited partner upon issuance of Preferred Shares.

         7.03    CONSENTS AND APPROVALS.  (a)  Subject to the provisions of
Section 6.03(a) with respect to the General Partner in its capacity as such, a Partner may grant or withhold its consent or vote its interest in its sole discretion, without regard to the interests of the Company or any other Partner.

         (b) In any request for consent or approval from another Partner, the General Partner may specify a response period, ending no earlier than the fifth and no later than the 45th Business Day following the date on which the Partner whose consent or approval is sought receives the request as described in Section 12.02. If the receiving Partner does not respond by the end of this period, it shall be deemed to have consented to or approved the action set forth in the request.

         7.04 MEETINGS. The General Partner at any time may call a meeting of the Partners to transact business that the Partners may conduct as provided in this Agreement. The call must be made by notice to all other Partners on or before the tenth day prior to the date of the meeting specifying the location and the time and stating the business to be transacted at the meeting.


                                  ARTICLE VIII
                                     TAXES

         8.01 TAX RETURNS. The General Partner shall cause to be prepared and filed all necessary federal and state income tax returns for the Company, including making the elections described in Section 8.02. Each Partner shall furnish to the General Partner all pertinent information in its possession relating to Company operations that is necessary to enable the Company's income tax returns to be prepared and filed.

         8.02 TAX ELECTIONS. The Company shall make the following elections on the appropriate tax returns:

                 (a) to adopt the calendar year as the Company's fiscal year;

                 (b) to adopt the accrual method of accounting and to keep the Company's books and records on the accrual method;

                 (c)      if a distribution of Company property as described in
         section 734 of the Code occurs or if a transfer of a Partnership Interest as described in section 743 of the Code occurs, on request by notice from any Partner, to elect, pursuant to section 754 of the Code, to adjust the basis of Company properties; and

                 (d) any other election the General Partner may deem appropriate and in the best interests of the Partners.

Neither the Company nor any Partner may make an election for the Company to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state law.

         8.03 TAX MATTERS PARTNER. The General Partner shall be the ``tax matters partner'' of the Company pursuant to section 6231(a)(7) of the Code. The General Partner shall take such action as may be necessary to cause each other Partner to become a ``notice partner'' within the meaning of section 6223 of the Code. The General Partner shall inform each other Partner of all significant matters that may come to its attention in its capacity as tax matters partner. The General Partner may take any action contemplated by sections 6222 through 6232 of the Code only with the consent of the Limited Partner, but this sentence does not authorize the General Partner to take any action left to the determination of an individual Partner under sections 6222 through 6232 of the Code.

                                   ARTICLE IX
                   BOOKS, RECORDS, REPORTS AND BANK ACCOUNTS

         9.01 MAINTENANCE OF BOOKS. The books of account for the Company shall be maintained on an accrual basis in accordance with the terms of this Agreement, except that the capital accounts of the Partners shall be maintained in accordance with Section 4.05. The calendar year shall be the accounting year of the Company.

         9.02 REPORTS AND OTHER INFORMATION. The General Partner shall furnish such reports and other information as the Partners may agree from time to time.

         9.03 ACCOUNTING PRINCIPLES. All accounting of the Company (and all other accounting done pursuant to this Agreement) shall be done in accordance with generally accepted accounting principles at the time in effect, to the extent applicable, except where generally accepted accounting principles are inconsistent with the requirements of this Agreement.

         9.04 ACCOUNTS. The General Partner shall establish and maintain one or more separate bank and investment accounts and arrangements for Company funds in the Company name with financial institutions and firms that the General Partner determines.


                                   ARTICLE X
                             WITHDRAWAL AND REMOVAL

         10.01 WITHDRAWAL. (a) Except as otherwise provided in an amendment to this Agreement providing for the issuance of Preferred Shares or any series thereof, the General Partner may in its sole discretion at any time withdraw from the Company as a general partner within the meaning of section 17-602(a) of the Act. The General Partner shall be deemed to have withdrawn from the Company upon the occurrence of any one of the following events (each such event herein referred to as an ``EVENT OF WITHDRAWAL''):

                 (i) the General Partner voluntarily withdraws from the Company by giving written notice to the other Partners;

                 (ii)     the General Partner is removed pursuant to Section
         10.02;

                 (iii) the General Partner (A) makes a general assignment for the benefit of creditors; (B) files a voluntary bankruptcy petition; (C) files a petition or answer seeking for itself a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any law; (D) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the General Partner in a proceeding of the type described in clauses (A)-(C) of this Section 10.01(a)(iii); or (E) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the General Partner or of all or any substantial part of its properties;

                 (iv) a final and non-appealable judgment is entered by a court with appropriate jurisdiction ruling that the General Partner is bankrupt or insolvent or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect; or

                 (v) a certificate of dissolution or its equivalent is filed for the General Partner, or 90 days expire after the date of notice to the General Partner of revocation of its charter without a reinstatement of its charter, under the laws of its state of incorporation.

If an Event of Withdrawal specified in Section 10.01(a)(iii), (iv) or (v) occurs, the withdrawing General Partner shall give notice to the Limited Partners within 30 days after such occurrence. The Partners hereby agree that only the Events of Withdrawal described in this Section 10.01 shall result in the withdrawal of the General Partner from the Company.

         (b) Except as otherwise provided in any amendment to this Agreement providing for the issuance of Preferred Shares or any series thereof, withdrawal of the General Partner from the Company upon the occurrence of an Event of Withdrawal shall not constitute a breach of this Agreement, provided, that, in the case of an Event of Withdrawal referred to in Section 10.01(a)(i), prior to the effective date of such withdrawal the General Partner delivers to the Company an opinion of counsel (``WITHDRAWAL OPINION OF COUNSEL'') that such withdrawal (following the selection of the successor General Partner) would not result in the loss of the limited liability of any Limited Partner or cause the Company to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes. If the General Partner gives a notice of withdrawal pursuant to Section 10.01(a)(i) or an Event of Withdrawal of the type described in Sections 10.01(a)(iii)-(v) occurs, holders of at least a majority of the voting power of the Preferred Shares (excluding for purposes of such determination Preferred Shares owned by the General Partner and its Affiliates) may, prior to the effective date of such withdrawal, elect a successor General Partner. If, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the holders of Preferred Shares as provided herein or the Company does not receive a Withdrawal Opinion of Counsel, the Company shall be dissolved in accordance
with Article XI.   A successor General Partner approved pursuant to Section
10.01 or 10.02 shall be admitted to the Company as the General Partner, effective immediately prior to the withdrawal or removal of the General Partner pursuant to Section 10.01 or 10.02; provided, however, that no such successor shall be admitted to the Company until such successor has executed and delivered such other documents or instruments as may be required to effect such admission. Any such successor shall, subject to the terms hereof, carry on the business of the Company without dissolution.

         (c) A Limited Partner does not have the right or power to withdraw from the Company as a limited partner, provided that upon issuance of Preferred Shares the Organizational Limited Partner shall withdraw as a Limited Partner and, in connection therewith, shall be entitled to the return of its Capital Contributions, if any.

         10.02 REMOVAL OF GENERAL PARTNER. The General Partner may be removed only if and to the extent provided for in any amendment to this Agreement providing for the terms of the

Preferred Shares or any series thereof. Unless otherwise provided in any such amendment to this Agreement, any such action for removal of the General Partner must also provide for the election of a successor General Partner by holders of at least a majority of the voting power of the Preferred Shares (excluding for purposes of such determination Preferred Shares owned by the General Partner and its Affiliates). Such removal shall be effective immediately following the admission of a successor General Partner. The right of the holders of Preferred Shares to remove the General Partner shall not exist or be exercised unless the Company has received an opinion as to the matters covered by a Withdrawal Opinion of Counsel.

         10.03   INTEREST OF DEPARTING PARTNER AND SUCCESSOR GENERAL PARTNER.
(a) In the event of (i) withdrawal of the General Partner under circumstances where such withdrawal does not violate this Agreement or (ii) removal of the General Partner by the holders of Preferred Shares under circumstances where Cause does not exist, if a successor General Partner is elected in accordance with the terms of Section 10.01 or 10.02, the withdrawing or removed General Partner (the "Departing Partner") shall, at its option exercisable prior to the effective date of the departure of such Departing Partner, promptly receive from its successor in exchange for its Partnership Interest as a general partner in the Company an amount in cash equal to the fair market value of such Partnership Interest, such amount to be determined and payable as of the effective date of its departure. If this Agreement is amended to provide that holders of Preferred Shares may remove the General Partner under circumstances where Cause exists and the General Partner is so removed or if the General Partner withdraws under circumstances where such withdrawal violates this Agreement, and if a successor General Partner is elected in accordance with the terms of Section 10.01 or 10.02 such successor shall have the option, exercisable prior to the effective date of the departure of such Departing Partner, to purchase the Partnership Interest of the Departing Partner for such fair market value of such Partnership Interest. In either event, the Departing Partner shall be entitled to receive all reimbursements due such Departing Partner pursuant to this Agreement. Subject to Section 10.03(b), the Departing Partner shall, as of the effective date of its departure, cease to share in any allocations or distributions with respect to its Partnership Interest as a general partner in the Company and Company income, gain, loss, deduction and credit will be prorated and allocated as set forth in Section 5.01.

         For purposes of this Section 10.03(a), the fair market value of the Departing Partner's Partnership Interest shall be determined by agreement between the Departing Partner and its successor or, failing agreement within 30 days after the effective date of such Departing Partner's departure, by an independent investment banking firm or other independent expert selected by the Departing Partner and its successor, which, in turn, may rely on other experts and the determination of which shall be conclusive as to such matter. If such parties cannot agree upon one independent investment banking firm or other independent expert within 45 days after the effective date of such departure, then the Departing Partner shall designate an independent investment banking firm or other independent expert, the Departing Partner's successor shall designate an independent investment banking firm or other independent expert, and such firms or experts shall mutually select a third independent investment banking firm or independent expert, which shall determine the fair market value of the Partnership Interest. In making its determination, such independent investment banking firm or other independent expert shall consider the then current trading price of Preferred Shares on any national securities exchange on which Preferred Shares are then listed, the value of the Company's assets, the rights and obligations of the General Partner and other factors it may deem relevant.

         (b) If the Partnership Interest is not acquired in the manner set forth in Section 10.03(a), the Departing Partner shall become a Limited Partner and the Partnership Interest shall be converted into Preferred Shares pursuant to a valuation made by an investment banking firm or other independent expert selected pursuant to Section 10.03(a), without reduction in such Partnership Interest (but subject to proportionate dilution by reason of the admission of its successor). Any successor General Partner shall indemnify the Departing Partner as to all debts and liabilities of the Company arising on or after the date on which the Departing Partner becomes a Limited Partner. For purposes of this Agreement, conversion of the General Partner's Partnership Interest to Preferred Shares will be characterized as if the General Partner contributed its Partnership Interest to the Company in exchange for the newly-issued Preferred Shares.

         (c) If a successor General Partner is elected in accordance with the terms of Section 10.01 or 10.02 and the option described in Section 10.03(a) is not exercised by the party entitled to do so, the successor General Partner shall, at the effective date of its admission to the Company, contribute to the capital of the Company cash in an amount such that its Capital Account, after giving effect to such contribution and any adjustments made to the Capital Accounts of all Partners, shall be equal to that percentage of the Capital Accounts of all Partners that is equal to its Percentage Interest as the General Partner.


                                   ARTICLE XI
                    DISSOLUTION, LIQUIDATION AND TERMINATION

         11.01 DISSOLUTION. The Company shall dissolve and its affairs shall be wound up on the first to occur of the following (each a ``Liquidation Event''):

                 (a) the consent of the General Partner and the holders of a majority of the voting power of the Preferred Shares;

                 (b)      the date set forth in Section 2.06;

                 (c) the occurrence of a Event of Withdrawal if, prior to the effective date of the General Partner's withdrawal, a successor is not selected by the holders of Preferred Shares as provided herein or the Company does not receive a Withdrawal Opinion of Counsel;

                 (d)      any other event causing dissolution as described in
         section 17-801 of the Act; or

                 (e) any other event specified as a Liquidation Event in any amendment to this Agreement providing for the issuance of Preferred Shares or any series thereof.

         11.02 LIQUIDATION AND TERMINATION. On dissolution of the Company, the General Partner shall act as liquidator or may appoint one or more other Persons as liquidator; provided, however, that if the Company dissolves on account of an event of the type described in section 17-402(a)(4)-(10) of the Act with respect to the General Partner, the liquidator shall be one or more Persons selected by the holders of a majority of the voting power of the Limited Partners. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein. The costs of liquidation shall be borne as a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the General Partner. The steps to be accomplished by the liquidator are as follows:

                 (a) as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Company's assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

                 (b) the liquidator shall pay from Company funds all of the debts and liabilities of the Company (including, without limitation, all expenses incurred in liquidation and any advances described in Section 4.04) or otherwise make adequate provision therefor (including, without limitation, the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

                 (c) all remaining assets of the Company shall be distributed to the Partners in accordance with their respective Sharing Ratios.

All distributions in kind to the Partners shall be made subject to the liability of each distributee for its allocable share of costs, expenses and liabilities theretofore incurred or for which the Company has committed prior to the date of termination and those costs, expenses and liabilities shall be allocated to the distributee pursuant to this Section 11.02. The distribution of cash and/or property to a Partner in accordance with the provisions of this
Section 11.02 constitutes a complete return to the Partner of its Capital Contributions and a complete distribution to the Partner of its Partnership Interest and all the Company's property and constitutes a compromise to which all Partners have consented within the meaning of section 17-502(b) of the Act. To the extent that a Partner returns funds to the Company, it has no claim against any other Partner for those funds.

         11.03 CANCELLATION OF CERTIFICATE. On completion of the distribution of Company assets as provided herein, the Company is terminated, and the General Partner (or such other Person or Persons as the Act may require or permit) shall cause the cancellation of the Certificate and any other filings made as provided in Section 2.05 and shall take such other actions as may be necessary to terminate the Company.


                                  ARTICLE XII
                               GENERAL PROVISIONS

         12.01 OFFSET. Whenever the Company is to pay any sum to any Partner, any amounts that Partner owes the Company may be deducted from that sum before payment.

         12.02 NOTICES. Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Partner under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first- class United States mail or by other means of written communication to the Partner at the address described below. Any notice, payment or report to be given or made to a Partner hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Company, regardless of any claim of any Person who may have an interest in Preferred Shares or the Partnership Interest of a General Partner by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 12.02 executed by the General Partner, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Company is returned by the United States Post Office marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Company of a change in his address) if they are available for the Partner at the principal office of the Company for a period of one year from the date of the giving or making of such notice, payment or report to the other Partners. Any notice to the Company shall be deemed given if received by the General Partner at the principal office of the Company designated pursuant to Section 2.03. The General Partner may rely and shall be protected in relying on any notice or other document from a Partner or other Person if believed by it to be genuine.

         12.03 ENTIRE AGREEMENT; SUPERSEDURE. This Agreement constitutes the entire agreement of the Partners and their Affiliates relating to the Company and supersedes all prior contracts, understandings, negotiations and agreements with respect to the Company and the subject matter hereof whether oral or written.

         12.04 EFFECT OF WAIVER OR CONSENT. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

         12.05 AMENDMENT OR MODIFICATION. This Agreement may be amended or modified from time to time by the General Partner without the vote or consent of holders of Preferred Shares, except for such vote or consent as may be required by an amendment to this Agreement providing for the issuance of Preferred Shares or any series thereof.

         12.06 BINDING EFFECT; NO THIRD-PARTY BENEFICIARIES. Subject to the restrictions on Dispositions set forth in this Agreement, this Agreement is binding on and inures to the benefit of the Partners and their respective heirs, legal representatives, successors and assigns. Nothing in this Agreement shall provide any benefit to any third party or entitle any third party to any claim, cause of action, remedy or right of any kind, it being the intent of the parties that this Agreement shall not be construed as a third party beneficiary contract.

         12.07 GOVERNING LAW; SEVERABILITY. THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICT-OF-LAWS RULE OR PRINCIPLE THAT MIGHT REFER THE GOVERNANCE OR THE CONSTRUCTION OF THIS AGREEMENT TO THE LAW OF ANOTHER JURISDICTION. If any provision of this Agreement or its application to any Person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other Persons or circumstances is not affected and that provision shall be enforced to the greatest extent permitted by law.

         12.08 FURTHER ASSURANCES. In connection with this Agreement and the transactions contemplated by it, each Partner shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

         12.09 WAIVER OF CERTAIN RIGHTS. Each Partner irrevocably waives any right it may have to maintain any action for dissolution of the Company or for partition of the property of the Company.

         12.10 COUNTERPARTS. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

         EXECUTED as of the date first set forth above.

GENERAL PARTNER:                           ENRON CORP.



                                           By: /s/ EDMUND P. SEGNER, III
                                           Name: Edmund P. Segner, III
                                           Title: Executive Vice President
                                                  and Chief of Staff



LIMITED PARTNER:                           ORGANIZATIONAL PARTNER, INC.



                                           By: /s/ KURT S. HUNEKE
                                           Name: Kurt S. Huneke
                                           Title: Vice President, Finance and
                                                  Treasurer